Exhibit 99.1

Investor Contact
ADPT Corporation.
Investor Relations
Investor_Relations@adptco.com
(408) 957 - 7811

ADPT Board Approves Effective Date And Exchange Ratios
for Reverse/Forward Stock Split

MILPITAS, Calif., September 12, 2011 – ADPT Corporation (Other OTC: ADPT.PK) announced today that its Board of Directors approved an effective date and exchange ratios pursuant to which the Company will effect a reverse split (the “Reverse Split”) immediately followed by a forward split (the “Forward Split,” and together with the Reverse Split the “Reverse/Forward Split”) of its common stock.  At the Company’s 2011 annual stockholders meeting, the stockholders approved a proposal authorizing the Board to effect the Reverse/Forward Split at exchange ratios determined by the Board within certain specified ranges.

The effective date for the Reverse/Forward Split will be October 3, 2011, with the Reverse/Forward Split taking effect after the close of business on such date.  The exchange ratio for the Reverse Split is 1-for-500, and the exchange ratio for the Forward Split is 50-for-1.  As a result of the Reverse Split, stockholders holding less than 500 shares will be entitled to a cash payment for all of their shares.  All remaining stockholders following the Forward Split will be entitled to a cash payment for any fractional shares that they would otherwise receive.  Following the consummation of the Reverse/Forward Split, the Company’s transfer agent, Registrar and Transfer Company, will aggregate all fractional shares and sell the resulting shares at prevailing prices on the open market on behalf of the cashed out stockholders and remaining stockholders.  The amount of cash that such persons shall be eligible to receive will be based upon their pro rata share of the total net proceeds received in the sale of such shares.  This stock sale may take several days to complete.

Following the effective date of the Reverse/Forward Split, the Company’s transfer agent will mail a notice to stockholders of record announcing the completion of the split, accompanied by a letter of transmittal.  Stockholders of record will need to complete and sign the letter of transmittal and return it, along with their stock certificates, to the transfer agent to receive payment for their shares of common stock and/or new share certificates, as applicable.  The letter of transmittal will direct stockholders of record as to how to surrender their certificates.  The letter of transmittal will also contain instructions in the event that certificate(s) have been lost, destroyed, or mutilated.  Stockholders should not send stock certificates to the Company, and should also not send them to the transfer agent until stockholders have received a transmittal letter and followed the instructions in the letter of transmittal.

Persons who hold their shares in brokerage accounts or in “street name” will not be required to take any further action to effect the exchange of their shares.

About ADPT Corporation

The Company's business consists primarily of capital redeployment and identification of new, profitable business operations in which it can utilize its existing working capital and maximize the use of the Company's net operating losses. The identification of new business operations includes, but is not limited to, the youth sports business. More information is available at the Company's new web site: http://www.adptco.com.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of the Company, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include, but are not limited to: the Company's ability to identify suitable acquisition candidates or business and investment opportunities; the ability to realize the benefits of our net tax operating losses; the possibility of being deemed a “shell company” under the federal securities laws, which may adversely impact our ability to offer our stock to officers, directors and consultants, and would likely increase the costs of registration compliance following the completion of a business combination; the possibility of being deemed an investment company under the Investment Company Act of 1940, as amended, which may make it difficult for us to complete future business combinations or acquisitions; the potential need to record additional impairment charges for long-lived assets or marketable securities based on current market conditions; the necessity to record material tax provisions or pay additional tax payments in the future as a result of estimates for tax provisions that materially differ from actual outcomes and tax audits and redetermination by the United States and foreign taxing authorities in which we operate or formerly operated; the ability to reduce our operating costs; general economic conditions and our expected liquidity in future periods. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Transition Report on Form 10-K for the nine month period ended December 31, 2010 on file with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update any forward-looking information that is included in this release.